Exhibit 15.3

[Letterhead of Friedman LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (No. 333-223864) on Form S-8 of RYB Education, Inc. of our report dated May 11, 2022, with respect to the consolidated financial statements of RYB Education, Inc. as of and for the year then ended December 31, 2021, which report appears in its annual report on Form 20-F for the year ended December 31, 2021. Our report contained an emphasis of matter paragraph related to the subsequent event of the divestiture of the variable interest entities of RYB Education, Inc.

/s/ Friedman LLP

New York, New York
May 11, 2022